Exhibit 99.3
November 2, 2001 Third Quarter Conference Call Script and Slides


SLIDE 1: This slide contains the logo of Home Properties of New York, Inc. as well as the following statement:

Third Quarter 2001 Earnings Conference Call and Webcast November 2, 2001. This statement is followed by photographs of Norman Leenhouts, Chairman and Co-CEO, David Gardner, Sr. Vice President and Chief Financial Officer and Charis Copin, Vice President, Investor Relations. Below each picture is written the officer's name and title of the office held.

(Charis)

Good morning. This is Charis Copin, Vice President of Investor Relations. Thank you for participating in our third quarter earnings conference call. We are broadcasting this call live over the Internet. You can view supporting, synchronized slides via our Web site at www.homeproperties.com. The complete webcast will be available for playback through our web site within about 90 minutes following its conclusion.

I would also like to refer invited participants to the phone number on the invitation that was previously faxed. That number is the only one that can be used for questions. The number referred to in the press release issued this morning is for a "listen only" mode. If you need the call-in number to ask questions, please call us at 716-246-4140, and Yvonne will provide those authorized with the number.

Here with me this morning are Norman Leenhouts, Chairman and Co-Chief Executive Officer and David Gardner, Sr. Vice President and Chief Financial Officer.

Ed Pettinella, Executive Vice President and Director typically would join us on the call, but is unable to be here today due to a family medical situation.

SLIDE 2: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Forward
Looking Statements"

"This presentation contains forward-looking statements. Although the Company believes expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be achieved."

Also, the content of this conference call contains time-sensitive information that, subject to the safe harbor statement, is accurate only as of the date of this call.

(Charis continued)

Before we begin, I would like to remind you that some of our discussion this morning will involve forward-looking statements. Please refer to the safe-harbor language included in our press release, which describes certain risk factors that may impact our future results. Also, the content of this conference call contains time-sensitive information that, subject to the safe harbor statement, is accurate only as of the date of this call.

Please be aware that this call is being recorded and members of the press may be participating.

I will assume that all of you have already seen our earnings press release, which was issued early this morning. We have also made available several pages of supplemental schedules. If you didn't receive this information and would like to get on our distribution list, give us a call. The press release and supplemental schedules are also available today on our web site.

Now, David will discuss our financial results for the quarter.

SLIDE 3: This slide contains the logo of Home Properties of New York, Inc. and the following title: "FFO Per Share". The slide also contains a graph listing Q3 2000 and Q3 2001 from left to right along the x-axis. Along the left side of the y-axis are the points $0.00, $0.20, $0.40, $0.60, $0.80 and $1.00. There is a
bar above the point on the x-axis marked Q3 2000 with the figure $0.77 printed above the bar and there is a bar above the point on the x-axis marked Q3 2001 with the figure $0.84 printed above the bar. Inside this bar is the figure "+8.9%".

(David)

Thanks, Charis.
Good morning everyone.

We were very pleased with our results for the third quarter, which actually exceeded analysts' current consensus estimates by a penny. We were particularly pleased that this result also met the pre-September 11 consensus estimate, which was quite an achievement in the current environment. We generated 14% growth in total Funds From Operations, with FFO per share up 8.9% over the year ago quarter.

SLIDE 4: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Core Property Performance*" The * is noted at the bottom of the slide: "Reflects 31,166 apartment units owned throughout 2000 and 2001." The following table is also on the slide:

                                        3Q 2000             3Q 2001
                                        -------             -------

Rental Rates                                                + 7.3%
Rental Revenues                                             + 6.3%
Other Income                                                + 4.4%
Total Income                                                + 6.2%
Operating Expenses                                          + 2.5%
Net Operating Income                                        + 8.7%

Occupancy Percentage                     94.8%                93.8%

(David continued)

During the quarter, we also saw improvement in our core property performance compared to last year's third quarter. We achieved 6.3% growth in core property rental revenues, as a result of rental rate increases, which averaged 7.3%, offset by a decline in occupancy of one percent.

We are most pleased with the 7.3% growth in rental rates, since this is now the third quarter in a row we've hit a new record high.

On the expense side, we were able to absorb increases in gas and insurance costs, containing the increase in expenses at our core properties to 2.5% compared to the third quarter last year. Overall, net operating income was up a solid 8.7%.

As we have explained many times before, some of our same-property NOI growth reflects a return on incremental investments in our communities above and beyond normal capital replacements. After charging ourselves a 10% cost of capital on these additional expenditures, the adjusted NOI growth that was added to the bottom line during the third quarter of 2001 is estimated to be about 5%.

SLIDE 5: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Core Property Operating Expenses", followed by the following table:

                                 3Q Year-over-Year Change
                                 $ (000's)              %
                                 ---------          -----

Gas                              $    449           53.0%
Insurance                             273          118.2%
Real Estate Taxes                     258            3.9%
Electricity                          (151)          (9.5)%
Personnel                            (133)          (1.8)%
Other Expenses                       ( 34)          (0.3)%
                                   ----------     --------

Total Expenses                   $    662            2.5%

(David continued)

While overall expense control was favorable, we've included a slide here that focuses on the expense categories which had the most significant changes during the third quarter versus a year ago. A more detailed comparison of all expense items for core communities is included in the supplemental schedules.

The major areas of increase occurred in gas, insurance and real estate taxes. Gas costs at our core communities were up 53% for the quarter, an increase which is consistent with our experience in the first and second quarters of 2001.

We have made significant progress in the implementation of our natural gas management strategy. We are please to report that we now have 95% of our total usage for the 2001-2002 heating season under fixed contract, surpassing our goal of 90%; and, for the 2002-2003 heating season 86% is also under fixed contracts. Weighted average costs for forward contracts have been lowered to $4.51 per decatherm.

Insurance, even though it is up 118%, came in as expected, consistent with our premium increase effective last November.

Finally, real estate taxes were up almost 4%, relatively comparable to inflation and within budgeted expectations.

Offsetting these increases were decreases in electricity and personnel costs. Personnel costs seem to be benefiting from the increased level of capital expenditures and upgrading over the last couple of years at our Core communities. The physical improvements have enabled us to operate many of our properties more efficiently.

SLIDE 6: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Market Breakdown". The Market Breakdown is shown in the following table:

                                                                9/30/2001
                                                                % Owned
     Market                          # of Units                 Portfolio

Baltimore, MD                          7,191                      18.4%
Eastern PA                             6,276                      16.1%
Detroit, MI                            5,693                      14.6%
DC/Northern VA                         3,134                       8.0%
New Jersey                             2,657                       6.8%
Rochester, NY                          2,565                       6.6%
Chicago, IL                            2,242                       5.7%
Long Island                            1,933                       4.9%
Buffalo, NY                            1,644                       4.2%
All Others                             5,761                      14.7%
                                     ------------                -------

Total Units                           39,096                     100.0%

(David continued)

The supplemental schedules show the breakdown of owned communities by market area. Property-by-property comparisons are also included and grouped by region.

Every community has its own unique story. However, each of our markets continues to support positive growth in rental rates.

The regions with the lowest growth in rental rates and NOI were in Upstate New York, Detroit, and Indiana.

For the quarter ended September 30, 2001, occupancy levels throughout our portfolio have decreased by 30 basis points compared to the second quarter, to an average of 93.9%. On a same-property comparison, today we are about two percent behind in occupancies compared to a year ago. About one percent of this change is attributable to a combination of a drop in corporate rentals and an increase in delinquencies of 60 basis points.

By looking at five regions - which cover 87% of our same-store results - we can give you a sense of where the occupancy changes have occurred to date. This information is a snapshot of occupancy as of October 26.

The Mid-Atlantic region, defined as Baltimore, Washington DC, and Northern Virginia, with 24% of same-store units, is at 94.7% occupancy, down 1.5% from a year ago.

The Philadelphia region, with 19% of same-store units, is at 94.9%, down 1.2% from a year ago.

Upstate New York, representing 16% of same-store units, is at 93.8% versus 95.8% a year ago, a drop of 2%.

Detroit, representing 16% of same-store units, is at 92.6%, versus 97.2% a year ago, a drop of 4.6%. Nevertheless, as with other regions, Detroit had positive growth in rental revenues, which were up nearly 3%.

And finally, our region surrounding metropolitan New York, including the Hudson Valley, Long Island and New Jersey, representing 12% of same-store units, is at 96.3%, down 0.5% from a year ago.

Despite some softness in occupancy, we still achieved a total increase in rental revenues of over 6%.

As we looked at our third quarter traffic experience, same-store traffic was up 2% over a year ago for both the third quarter and on a year-to-date basis, but closing ratios were down slightly from a year ago.

As you might expect, there was quite a divergence of experience in different regions. The traffic in the suburbs located outside metropolitan New York was off 12% compared to third quarter a year ago and the mid-Atlantic region was off 4%. On the other hand, Philadelphia was up 22% and Detroit up 5%.

How this experience will play out in the future remains to be seen.

SLIDE 7: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Recently Acquired Communities" with the following table presented:

                                                    Price
Market                          Units              (000's)
------                          -----              -------

Baltimore                       1,349             $  60.5
Chicago                           787                40.4
Detroit                           662                26.1
Long Island                     1,239               116.3
No. VA/DC                       1,780               143.8
Philadelphia                    2,113               135.9
                                ------              ------

Total 2000 and 2001             7,930             $ 523.0

(David continued)

All of the property results discussed so far have pertained to the 31,166 apartment units owned since the beginning of 2000. We also continue to have positive news concerning the 7,930 units in communities recently acquired.

These communities, acquired during 2000 and 2001, generated net operating income during the third quarter which approximated a 9.7% yield on our total investment of over $500 million. This return is down slightly from our typical double-digit initial returns, but still in line with announced expectations and, with interest rates down, this is an excellent result. We see tremendous future upside in these communities beyond the initial returns.

SLIDE 8: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Conservative Capital Structure". At the top-left corner, above the pie chart, is a box containing the following:

Equity                              59.5%
   Common Stock (49%)
   Convertible Preferred (16%)
   Operating Partnership Interests (35%)

On the top-right corner, above the pie chart, is a box containing the following:

Debt                                40.5%
   Fixed (92%)
   Floating (8%)

The slide also contains a pie chart. The pie chart is divided into five pieces: the largest part is labeled "Fixed Rate Debt", followed by (in order of size) "Common Stock", "Operating Partnership Interests", "Convertible Preferred" and "Floating Rate Debt". Centered beneath the pie chart is "$2.4 BILLION TOTAL MARKET CAPITALIZATION". On the lower left of the slide is the caption: "*$31.64 per share at 9/28/01".

(David continued)

With a stock price of $31.64 per share at the end of the quarter, leverage was 40.5% on our total market capitalization of $2.4 billion at the end of September.

Nearly all of our debt was at fixed interest rates, with weighted average maturities of about ten years and an average interest rate of 7.4%. $72 million of floating rate debt was outstanding on our $100 million unsecured revolving credit facility. Our interest coverage ratio was 3.2 times for the quarter; and our fixed charge ratio, which includes preferred dividends, averaged 2.5 times coverage.

SLIDE 9: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Net Asset Valuation (000's)" . There is a table with the following information:

                                            9.0%       9.5%        10.0%
                                            Cap         Cap           Cap
                                            -----      -----       -----

Real Estate Value                           $2,470     $2,340       $2,223
Other Assets/Liab.                            (852)      (852)        (852)
                                            --------     ------     -------

Net Asset Value                             $1,618     $1,488       $1,371

NAV Per Share                               $35.76     $32.89       $30.03

(David continued)

The supplemental information contains a complete presentation of our calculation of Home Properties' Net Asset Value.

We have provided a range of cap rates from 9% to 10%, settling on the mid-point of 9.5% as the value we will quote. This results in an estimate of current NAV of $32.89, a premium of about 4% compared to the price of $31.64 at the end of the quarter.

Due to a higher stock price, our appetite for repurchasing stock has been reduced, with no shares repurchased in the third quarter.

With our stock trading much closer to net asset value, we are able to continue to use UPREIT units very effectively as currency for acquisitions. While units could be priced slightly below our estimate of NAV, these transactions typically enable us to acquire communities at even greater discounts to the market value of the properties.

SLIDE 10: This slide contains the logo of Home Properties of New York, Inc. Centered in the middle of the slide are the words "Future Guidance".

(David continued)

This is a particularly challenging time to provide guidance. I'll give you our preliminary thoughts, although we are still in our budgeting process for 2002 and will have greater visibility after the fourth quarter.

In today's press release, we have suggested a range for FFO per share for the fourth quarter of 81 cents to 83 cents. This results from the following assumptions:

O    Same-store revenue growth ranging from 4.2% to 5.2%.

O A decrease in expenses of 5%, mainly due to our successful efforts to reduce 2001 insurance costs, the savings from which are all reflected in the fourth quarter.

Resulting in same-store NOI growth ranging from 11% to 13%.

For 2002, we have suggested a range for FFO of $3.14 to $3.26, which results in year-over-year growth of 3.4% to 7.2% based on the following assumptions:

O Same-store revenue growth ranging from 3% to 4.5%. It is important to remember that this includes both "normal" increases as well as increases associated with continued upgrading and repositioning efforts.

O Same-store expense growth of approximately 5%. Two of the more volatile line items are essentially fixed for the coming year - natural gas, because the hedging strategies previously discussed are now in place, and insurance because our contract was renewed as of November first. We expect total utility costs to be flat year over year, and insurance rates to be up 150% year over year. Other line items should increase at levels in line with inflation.

Resulting in same-store NOI growth ranging from 2% to 4.5%.

Now, I will turn the discussion over to our Chairman.

SLIDE 11: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Achievements - Third Quarter 2001" and contains the following bullet points:

O    Solid NOI growth of 8.7%
O    Record rental rate growth of 7.3%
O    Successful acquisition/disposition program

(Norman)

Thank you, David. Good morning, everyone! I will start by reviewing our most significant accomplishment during the quarter. In spite of a slower economy, operating results which reflect same-store NOI growth of 8.7%

This was accomplished by setting a new record for growth in rental rates at 7.3%. This was the third quarter in a row that a new record was set. A major contributor to this success is our practice of repositioning properties by making capital improvements for which we can charge higher rents and which also improve the value of our communities, whether we keep them in our portfolio or sell them.

We also have been very successful in our acquisition and disposition activities this year.

SLIDE 12: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Disposition/Acquisition Strategy" and contains the following bullet points:

O    Sell $100-$200 million
O    Sell in 7 markets, more than 50% in Upstate New York
O    Reinvest in higher growth acquisitions in 6 target markets
O    Focus on 1031 exchanges

(Norman continued)

At the beginning of the year, we said we planned on selling $100 to $200 million of properties this year with proceeds to be invested in higher growth markets. Year-to-date, we have sold approximately $100 million of properties either in slower growth markets or properties that were less efficient to operate due to their remote locations and/or smaller size, or have simply reached a high level of their potential with little upside remaining. We continue to match sales with acquisitions using 1031 exchanges to defer taxable gains for our shareholders or to protect UPREIT investors.

Sales of property provide the opportunity to improve shareholder value by recycling proceeds from the sale of property that is expected to produce an unleveraged IRR of from 9% to 10% with the purchase of property that we expect to produce an unleveraged IRR of at least 12%, our hurdle rate for acquisitions.

SLIDE 13: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Managing Sale Proceeds" and contains the following table:

                         #         #                           Avg. $       Cap
                       Props.     Units        Total $        Per Unit      Rate
                       ------     -----        --------       --------      ----

Dispositions YTD        12        2,491        $ 98.7         $39,623      9.14%
Acquisitions YTD         8        2,546        $200.9         $78,908      9.23%

O    Timing
O    No negative spread in initial cap rates

(Norman continued)

We have done well with property sales, particularly since this is the first year we have engaged in significant sales activity.

Year-to-date, six of our twelve sales have been in Upstate New York. The timing of our twelve sales and eight acquisitions worked well to avoid dilution. It seems to be common in our industry to sell properties first, receive proceeds, and temporarily park the proceeds in low yield investments. We have been very fortunate to be ahead of the curve for the most part with timing.

In addition, we also avoided a negative spread in initial cap rates, having disposed of properties at a weighted average rate of 9.1% and acquired properties at a weighted average expected first year cap rate of 9.2%.

While timing and matching are somewhat unpredictable, our goal is to continue the transaction process so that, when we sell a property, we can complete a 1031 match with property already acquired or property we have identified for near-term acquisition. 2001 will be a bit unusual as we will sell more apartment units than we will buy, although, in terms of dollars, we will acquire in excess of $200 million of properties while selling over $100 million. While we will continue to sell properties in the future, going forward, we expect to buy two or three times as many units as we sell depending, of course, on market conditions. In 2002, we will probably sell 50 to 100 million dollars and acquire 200 to 300 million dollars of properties.

SLIDE 14: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Sustainable Business Model" and contains the following bullet points:

O    Conservative assumptions
O    B property type lowers risk
O    Strong geographic markets with lower vacancies and higher rent increases
O    Sound balance sheet
O    Unique acquisition opportunities
O    Repositioning strategy works
O    Controlled gas/insurance costs

(Norman continued)

Given the horrific events of September 11, we feel very fortunate that our business is on course. In recent weeks, we've attended various conferences -- Urban Land Institute, NAREIT, and others. We have been pleased with the response from current and potential investors at these conferences to the Home Properties business model and results. From discussions at these events and among our internal management group, we continue to believe we have the right strategy. I will now share some brief thoughts about that.

We have thoroughly assessed the potential impacts on our business, both plus and minus, of the September 11 tragedy and the economic recession Our decision process is now more challenging as it is harder for us to predict the future as we have not before experienced the impact of a terrorist attack, recession and war all at the same time. We are viewing our business even more conservatively in terms of our projections for the future, particularly for new acquisitions. Although as a company I think we have historically been somewhat more conservative than others.

We have some advantages due to our B property types, our geographic markets, and our unique strategy of repositioning properties through extensive rehabilitation. While some reduction in occupancy next year is expected, we know from 30 years' experience that the negative household formations caused by a slowing economy do not impact B properties as drastically as other types. Our middle income level property type has held up best in past recessions. Our geographic markets are also generally strong. I was encouraged reviewing a recent Wachovia Securities' report that ranked the top 30 markets where multifamily REITs own most of their property. Based on the specific location of REIT portfolios, Home ranked 5th best out of 17 multifamily REITs based on lowest relative market risk. Our markets have lower projected vacancy rates and higher projected rental rate increases than most.

Another advantage is our conservative balance sheet. We have no development risk. We have already taken advantage of lower interest rates to restructure some debt. With a strong financial position, declining cap rates, and ability to acquire properties using operating partnership units as currency, we believe we may have unique acquisition opportunities in 2002. While taking a conservative approach, we plan to continue to execute our strategy of rehabilitating and repositioning the properties we acquire, which we know adds incremental value.

Also favorable to our future results is our ability to control expenses. David has already described the strategy in place to control gas costs. Another cost we have examined closely is insurance, and any projected net increase is built into our guidance for next year.

Here is our outlook on insurance costs for 2002. To give you some perspective, in January 2000, a survey by several real estate companies showed the mean cost of property and casualty risk per apartment unit was $83. Home Properties' cost of risk was $54 per unit at that time. In August of this year, the same survey showed the mean was $215 per unit, up 159%. Home Properties cost of risk was to $110 per unit. We have some advantage as our properties are located in stable markets in the Northeastern quadrant of the U.S., which are less exposed to many insurance risks.

SLIDE 15: This slide contains the logo of Home Properties of New York, Inc. as well as the following title: "QUESTIONS & ANSWERS" followed by photographs of Norman Leenhouts, Chairman and Co-CEO, David Gardner, Sr. Vice President and Chief Financial Officer and Charis Copin, Vice President, Investor Relations. Below each picture is written the officers name and title of the office held. Below the photographs is written "Home Properties Central Office (716) 546-4900.

(Norman continued)

As a final comment, I would like to say how pleased we are in this economic climate to have a proven business strategy that we have executed successfully and know works particularly well when the chips are down. This gave our Board of Directors confidence to increase the dividend by just over 5%, which we announced on Tuesday. We feel we can deliver the kind of stable returns in terms of dividend increases and capital appreciation that investors are looking for in these uncertain times.

That concludes our formal presentation. I'd now like to open up the phone lines for questions.

SLIDE 16: This slide contains the logo of Home Properties of New York, Inc. as well as the following statements: Third Quarter 2001 Earnings Conference Call and Webcast November 2, 2001.

(David)

If there are no further questions, we'd like to thank you all for your continued interest and investment in Home Properties. Have a great day!